Exhibit 5.1

CONYERS DILL & PEARMAN

29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

9 June 2026

Matter No.: 1015300/111895293

852 2842 9530

Richard.Hall@conyers.com

HUTCHMED (China) Limited

48th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Dear Sirs,

Re: HUTCHMED (China) Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The Registration Statement relates to the registration of an aggregate of 43,616,756 ordinary shares par value US$0.10 per share (the “Plan Shares”) of the Company to be issued pursuant to the rules of the share option scheme of the Company (the “2026 Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement; and

1.2.	a copy of the 2026 Plan.

We have also reviewed:

1.3.	a copy of the Amended and Restated Memorandum and Articles of Association of the Company in force in June 2021, certified by the Company Secretary of the Company on 19 May 2026;

1.4.	an extract of the written resolutions of the directors of the Company passed on 27 January 2026, certified by a director of the Company on 19 May 2026; (the "Board Resolutions");

1.5.	an extract of the minutes of a meeting of the shareholders of the Company held at the annual general meeting on 12 May 2026, certified by a director of the Company on 19 May 2026; (the “Shareholders Resolutions” along with the Board Resolutions collectively the “Extract Resolutions”);

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.6.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 1 June 2026 (the “Certificate Date”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the 2026 Plan and the other documents reviewed by us;

2.4.	that the resolutions contained in the Extract Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Extract Resolutions provided to us fairly and accurately presents the information and summarises the matters referred to therein and there is nothing that has been omitted therefrom that would make the Extract Resolutions inaccurate or misleading in any respect;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Plan Shares by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission and have become effective;

2.9.	that on the date of issuance of any Plan Shares, the Company will have sufficient authorised but unissued ordinary shares par value US$0.10 per share in its share capital; and

2.10.	that on the date of issuing any award or Plan Shares under the 2026 Plan the Company is and after issuing any award or Plan Shares under the 2026 Plan the Company will be able to pay its debts;

2.11.	all options and/or awards granted under the 2026 Plan are or were duly authorised in accordance with the terms of the 2026 Plan and the number of options and/or awards granted under the 2026 Plan are or were within the limit (if any) provided under the 2026 Plan; and

2.12.	the Company will comply with all applicable laws of the Cayman Islands where the Company repurchases any Share(s) and transfer such repurchased Share(s) to any participant under the 2026 Plan.

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3.	QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the 2026 Plan which purports to fetter the statutory powers of the Company.

3.2.	We express no opinion with respect to the issuance of Plan Shares pursuant to any provision of the 2026 Plan that purports to obligate the Company to issue Plan Shares following the commencement of a winding up or liquidation.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the 2026 Plan, the Plan Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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